EXHIBIT 10.2

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (the “Agreement”) dated as of the 10th day of May, 2017, by and between 106 Allen Road LLC, a New Jersey limited liability company, having an office at 788 Morris Turnpike, Short Hills, New Jersey 07078 (“Landlord”) and Caladrius Biosciences, Inc. f/k/a NeoStem, Inc. (“Tenant”), Assignee from Regado Biosciences, Inc. (“Assignor”), a Delaware corporation, having its principal place of business at 106 Allen Road, Fourth Floor, Liberty Corner, New Jersey 07920.

Statement of Facts

WHEREAS, by that certain Agreement of Lease dated April 30, 2014 (the “Lease”), Landlord leased to Assignor certain premises, totaling approximately 18,467 square feet (the “Premises”) and located on the fourth floor at 106 Allen Road, Liberty Corner, New Jersey.

WHEREAS, by a certain Assignment and Assumption of Office Lease dated February 17, 2015, Assignor, Regado Biosciences, Inc., assigned all of its rights, title and interests in the Premises as the tenant in and under the Lease to NeoStem, Inc. (“NeoStem”), as Assignee through July 31, 2020, subject to and upon the conditions set forth herein.

WHEREAS, NeoStem changed its corporate name to Caladrius Biosciences, Inc. effective June 8, 2015.

WHEREAS, by a certain Third Amendment to Lease dated April 26, 2017 (“Third Amendment”), executed by and between Landlord and a neighboring tenant, Ipsen Biopharmaceuticals, Inc. (“Ipsen”), Ipsen is desirous to expand its space to include the Premises effective upon the Surrender Date as hereinafter defined.

WHEREAS, by a certain Lease dated May 10, 2017 (“New Lease”) executed by and between Landlord and Tenant, Tenant shall occupy certain premises located at 110 Allen Road, Second Floor, Liberty Corner, New Jersey 07920 (“New Premises”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

1.DEFINED TERMS: Unless the context otherwise clearly indicates a contrary intent or unless specifically otherwise provided herein, each term used in this Agreement which is defined in the Lease shall be deemed to have the meaning ascribed to such term in the Lease.

2.	SURRENDER OF THE DEMISED PREMISES:

A.Effective as of May 31, 2017 (hereinafter referred to as the “Surrender Date”), the Lease and the leasehold estate created thereby shall be deemed terminated and expired as if the Surrender Date were set forth therein as the Termination Date of the Lease, in accordance with, and subject to the provisions of this Agreement.

B.     Subject to the availability of the New Premises in acceptable move-in condition, on or before the Surrender Date, Tenant shall vacate and quit and surrender possession of the entire Premises to Landlord in accordance with the applicable provisions of the Lease, as if the Surrender Date were the Termination Date of the Lease. Tenant shall leave the Premises "broom clean" and will make any necessary repairs to walls, carpeting, etc. as a result of any damage caused by Tenant, above and beyond normal wear and tear, vacating the Premises. Tenant will, however, leave its furniture at the Premises upon vacating.

3.TENANT'S FINANCIAL OBLIGATIONS: Tenant understands and agrees that, upon termination of the Lease for the Premises as of May 31, 2017, Landlord will waive Tenant’s obligation to remit Base Rent and Additional Rent to Landlord for the remainder of the Lease. Tenant will, however, continue to pay Rent to Landlord pursuant to the Lease through the Surrender Date. Landlord will retain the Security Deposit of $115,418.74 following Tenant vacating the Premises on the Surrender Date, subject to credits as agreed to between Landlord and Tenant pursuant to the New Lease.

4.TENANT'S REPRESENTATIONS: Tenant hereby covenants, represents and warrants to Landlord that:

A.     Tenant has not committed, permitted or suffered and will not commit, permit or suffer, any act or deed whereby the Premises (or any portion(s) thereof), or the Lease, have been, or may be, pledged, hypothecated, encumbered, assigned, conveyed or otherwise transferred;

B.     With the exception of a certain Sublease Agreement dated August 1, 2016 (“Sublease”) executed by and between Tenant and Nutrinia, Inc. (Landlord shall assume said Sublease whereby Landlord shall become the landlord/sublessor to Nutrinia, Inc. pursuant to the terms of said Sublease) Tenant has not sublet, underlet or otherwise transferred, and will not sublet, underlet or otherwise transfer in any manner whatsoever, any present or future possessory, use or occupancy right in or to all or any portions of the Lease or the Premises; and

C.     As of the Surrender Date, the Premises (other than that portion of the Premises which is occupied by Nutrinia, Inc. pursuant to the terms of the Sublease, containing approximately 5,800 square feet) shall be free of all tenants, subtenants and other occupants and all leases and subleases, and there shall be no other persons or entities claiming, or who or which may claim, any rights of possession, occupancy or use of the Premises or any portions thereof.

5.	RELEASE:

A.    Tenant, on behalf of itself, its successors and assigns, hereby releases and forever discharges Landlord and its successors and assigns from each and every obligation, covenant, liability, right, claim, debt and cause of action whatsoever, accruing to Tenant under the Lease from and after the Surrender Date by reason of any matter, cause or thing whatsoever, arising under, resulting from or relating in any way to the Lease or this Agreement, the Premises, or Tenant's occupancy of the Premises, other than any obligations of Landlord accruing prior to the Surrender Date.

B.    Provided Tenant and any party claiming through or under Tenant shall have vacated the Premises and surrendered possession thereof in accordance with the Lease as modified by this Agreement, and paid to Landlord any outstanding rent obligation pursuant to Section 3 above as of the Surrender Date, Landlord, on behalf of itself, its successors and assigns, hereby (i) releases and forever discharges Tenant and its successors and assigns from each and every obligation, covenant, liability, right, claim, debt and cause of action whatsoever, accruing to Landlord under the Lease from and after the Surrender Date by reason of any matter, cause or thing whatsoever, arising under resulting from or relating in any way to the Lease or this Agreement, the Premises, or Tenant's occupancy of the Premises, , and (ii) agrees to accept the surrender of the Premises and termination of the Lease. Tenant acknowledges and agrees that Tenant's obligation to pay Landlord any and all amounts due under Section 3 above shall survive the termination of the Lease.

6.NEW LEASE CONTINGENCY: This Agreement is contingent upon Ipsen executing the Third Amendment to take occupancy of the Premises and Tenant executing the New Lease to take occupancy of the New Premises. In the event that the Third Amendment is not fully executed, this Agreement and the New Lease will be considered null and void and Tenant’s Lease will be reinstated and have full force and effect. Tenant will continue to be obligated for all terms and conditions pursuant to the Lease.

7.BROKER: Tenant and Landlord covenant, warrant and represent that there were no brokers involved with this Third Amendment.

8.	MISCELLANEOUS:

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in and are contained in this Agreement.

A.Landlord and Tenant each represent and warrant to the other that it has not relied upon any representation or warranty, express or implied, in entering into this Agreement, except those which are set forth herein.

B.This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed in that State.

C.This Agreement may not be waived, changed, modified or discharged orally, but only by an agreement in writing, specifically referring to this Agreement, and signed by the party against whom any waiver, change, modification or discharge is sought.

D.This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors and, as permitted, their assigns.

E.If any provision of this Agreement, or its application to any situation, shall be invalid or unenforceable to any extent, the remainder of this Agreement, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

F.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LANDLORD:

110 Allen Road LLC

By: /s/ Blake Silverman
Blake Silverman
Member

TENANT:

Caladrius Biosciences, Inc. fka NeoStem, Inc., Assignee from Regado Biosciences, Inc.

By: /s/ David J. Mazzo
Name:    David J. Mazzo, PhD
Title: President and CEO

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